Item 77C

Shareholder meeting results (Unaudited)
November 19, 2009 meeting
At the meeting, each of the nominees for Trustee was elected, as follows:
       Votes for			Votes withheld
Ravi Akhoury 		 115,986,609 		2,330,142
Jameson A. Baxter 	 116,034,561 		2,282,190
Charles B. Curtis 	 116,008,737 		2,308,014
Robert J. Darretta 	 116,010,718 		2,306,033
Myra R. Drucker 	 116,052,202 		2,264,549
John A. Hill 		 116,022,704 		2,294,047
Paul L. Joskow 		 116,091,393 		2,225,358
Elizabeth T. Kennan*     115,931,655 		2,385,096
Kenneth R. Leibler 	 116,059,450 		2,257,301
Robert E. Patterson      115,991,593 		2,325,158
George Putnam, III 	 115,966,342 		2,350,409
Robert L. Reynolds 	 116,083,267 		2,233,484
W. Thomas Stephens 	 116,082,147 		2,234,604
Richard B. Worley 	 116,061,669 		2,255,082

* Dr. Kennan retired from the Board of Trustees of the Putnam funds effective June 30, 2010.

A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:

Votes for 	Votes against 		Abstentions 	Broker non-votes
87,532,037 	1,276,231 		1,950,066 	27,558,417

All tabulations are rounded to the nearest whole number.